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                                                                    Exhibit 4.03
                                 CERTIFICATE OF
                                   AMENDMENT
                                       OF
                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                               OF VERISIGN, INC.

     VeriSign, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), whose original Certificate of Incorporation was filed in the Office of the Secretary of State of the State of Delaware on April 12, 1995 under the name of Digital Certificates International, Inc., subsequently amended on April 18, 1995 and July 7, 1995, subsequently amended and restated on February 15, 1996, subsequently amended on August 22, 1996, subsequently amended and restated on November 14, 1996, subsequently amended on November 18, 1997 and January 27, 1998, subsequently amended and restated on February 4, 1998, and subsequently amended on May 27, 1999, does hereby certify:

     A resolution amending the Corporation's Third Amended and Restated Certificate of Incorporation was approved by the Corporation's Board of Directors and Stockholders, and that such amendment was adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

     Paragraph A of Article Four is hereby amended in its entirety to read as follows:

     FOUR: A. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Billion Five Million (1,005,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, $0.001 par value per share, and Five Million (5,000,000) shares shall be Preferred Stock, $0.001 par value per share.


     IN WITNESS WHEREOF, VeriSign, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 8th day of June 2000.

                              VERISIGN, INC.


                              By /s/ Stratton Sclavos
                                ---------------------
                              Stratton Sclavos, President